                                 SCHEDULE 14A
                                (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


  Filed by the registrant [ ]

  Filed by a party other than the registrant [ ]

  Check the appropriate box:

  [ ] Preliminary proxy statement           [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
  [X] Definitive proxy statement

  [ ] Definitive additional materials

  [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              COBRA ELECTRONICS
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


                              COBRA ELECTRONICS
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

  [X]  No fee required.

  [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

  (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

  (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

  (5)  Total fee paid:

--------------------------------------------------------------------------------

  [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1)  Amount previously paid:

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  (2)  Form, schedule or registration statement no.:

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  (3)  Filing party:

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  (4)  Date filed:

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

                                COBRA LETTERHEAD

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 12, 1998

To the Shareholders:

     The Annual Meeting of Shareholders of Cobra Electronics Corporation (the "Company") will be held at the offices of Sidley & Austin, One First National Plaza, 55th Floor, Room 2-C, Chicago, Illinois on Tuesday, May 12, 1998 at 11:00 a.m. to:

     1. Elect two Class III directors of the Company to hold office until the 2001 Annual Meeting of Shareholders;

     2. Consider and vote upon a proposal to approve the 1998 Stock Option Plan; and

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only shareholders of record at the close of business on April 3, 1998 are entitled to notice of and to vote at the meeting or any adjournments thereof. A complete, alphabetic list of such shareholders showing their addresses and the number of shares registered for each will be kept open at the offices of the Company, 6500 West Cortland Street, Chicago, Illinois 60707, for examination by any shareholder during ordinary business hours for a period of ten days prior to the meeting.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

     A copy of the Summary Annual Report for the year ended December 31, 1997, a Proxy Statement and Proxy Card accompany this notice.

                                          By order of the Board of Directors,

                                          GERALD M. LAURES
                                               Secretary

Chicago, Illinois
April 17, 1998

                         COBRA ELECTRONICS CORPORATION
                           6500 WEST CORTLAND STREET
                            CHICAGO, ILLINOIS 60707

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 12, 1998

     This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors of Cobra Electronics Corporation (the "Company") to be voted at the Company's 1998 Annual Meeting of Shareholders to be held on Tuesday, May 12, 1998 at the offices of Sidley & Austin, One First National Plaza, 55th Floor, Room 2-C, Chicago, Illinois at 11:00 a.m. The principal executive offices of the Company are located at 6500 West Cortland Street, Chicago, Illinois 60707. This Proxy Statement, the accompanying Proxy Card and the 1997 Summary Annual Report were first mailed to shareholders on or about April 17, 1998.

                 RECORD DATE AND OUTSTANDING VOTING SECURITIES

     Only shareholders of record at the close of business on April 3, 1998 are entitled to notice of and to vote at the meeting. On that date the Company had outstanding 6,218,416 shares of Common Stock, par value $.33 1/3 per share. Owners of Common Stock are entitled to one vote for each share held. The Company has no other outstanding voting securities.

               REVOCATION OF PROXIES AND OTHER VOTING INFORMATION

     Proxies given pursuant to this solicitation may be revoked at any time prior to the voting thereof (by giving written notice to the Secretary of the Company, by executing a proxy bearing a later date which is voted at the meeting or by attending the 1998 Annual Meeting of Shareholders and voting in person); once voted, however, proxies may not be retroactively revoked.

     With respect to the election of directors, a shareholder may (i) vote for the election of both nominees designated below as Class III directors, (ii) withhold authority to vote for both director nominees or (iii) vote for the election of such director nominees other than a nominee with respect to whom the shareholder withholds authority to vote by striking a line through the nominee's name on the proxy. With respect to the proposal to approve the 1998 Stock Option Plan, a shareholder may (i) vote for the proposal, (ii) vote against the proposal or (iii) abstain from voting on the proposal. All outstanding shares of Common Stock represented by properly executed and unrevoked proxies received in time for the meeting will be voted as instructed in the accompanying proxy. If no instructions are given, the shares will be voted for the election of both nominees designated below to serve as Class III directors and for approval of the 1998 Stock Option Plan.

     A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such shareholder with respect to a particular matter (the "non-voted shares"). Non-voted shares will be considered shares not present and entitled to vote on such matter, although such shares will count for purposes of determining the presence of a quorum. The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the meeting and entitled to vote in the election of directors is required to elect directors. Thus, if a quorum is present at the meeting, the two persons receiving the greatest number of votes will be elected to serve as Class III directors. Accordingly, non-voted shares and withholding authority to vote for a director nominee will not affect the outcome of the election of directors. If a quorum is present at the meeting, approval of the 1998 Stock Option Plan requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the meeting and entitled to vote on such matter. An abstention with respect to the proposal to approve the 1998 Stock Option Plan has the legal effect of a vote against such proposal. Non-voted shares with respect to such proposal will not affect the determination of whether the 1998 Stock Option Plan is approved.

                      PROPOSAL I -- ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation classifies the Board of Directors into three classes, as nearly equal in number as possible, each of whom serves for three years. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. The terms of two of the present directors will expire at the 1998 Annual Meeting of Shareholders. Mr. William P. Carmichael, appointed a director in 1994, and Mr. Carl Korn, Chairman of the Board of the Company, have been nominated for election as Class III directors for three-year terms expiring at the 2001 Annual Meeting of Shareholders and until their successors are elected and qualified. The terms of the other five directors will continue as indicated below.

     Unless otherwise specified in the proxy, it is the present intention of the persons named in the accompanying proxy to vote such proxy for the election of William P. Carmichael and Carl Korn, the two nominees designated below, to serve as Class III directors. Management is not aware of any nominee for director to be proposed by others. If on account of death or unforeseen contingencies, either of Messrs. Carmichael or Korn should not be available for election, the persons named in the accompanying proxy reserve the right to vote such proxy for such other person or persons as may be nominated to serve as a Class III director by the management of the Company. Management has no reason to believe that any Class III nominee will be unable to serve if elected.

     The names of the Company's directors and director nominees, their principal occupations and certain biographical information relating to such persons are set forth below.

       NOMINEES AND DIRECTORS               AGE                      PRINCIPAL OCCUPATION
       ----------------------               ---                      --------------------
James Bazet, Class I                         50       President and Chief Executive Officer of the
  (Term expiring in 1999)                             Company, January 1998 to present; Executive Vice
                                                      President and Chief Operating Officer of the
                                                      Company, July 1997 to December 1997; President and
                                                      Chief Executive Officer, Ryobi Motor Products Floor
                                                      Care Division, 1995-1997; President and Chief
                                                      Executive Officer, Code-A-Phone Corporation,
                                                      1991-1994. Director since May 1997.
William P. Carmichael, Class III             54       Senior Vice President & Chief Accounting Officer,
  (Nominee, term, if elected,                         Sara Lee Corporation, 1991-1993; retired 1993;
  expiring in 2001)                                   Senior Vice President and Chief Financial Officer,
                                                      Beatrice Company, 1988-1990. Director since 1994.
Samuel B. Horberg, Class II                  71       Vice President, Secretary and Treasurer of the
  (Term expiring in 2000)                             Company, 1985-1986; retired 1986; Vice
                                                      President-Finance, Secretary and Treasurer of the
                                                      Company, 1961-1985. Director since 1961.
Jerry Kalov, Class I                         62       Vice Chairman of the Board of the Company, May 1997
  (Term expiring in 1999)                             to present; President and Chief Executive Officer
                                                      of the Company, August 1986 to January 1, 1998,
                                                      retired January 1, 1998; President and Chief
                                                      Operating Officer of the Company, April 1985 to
                                                      August 1986; President, Kalov & Associates, Inc.,
                                                      management consultants, 1983-1985; President,
                                                      Harman International Industries, Inc., 1980-1983.
                                                      Director since 1985.
Carl Korn, Class III                         76       Chairman of the Board of the Company, 1961 to
  (Nominee, term, if elected,                         present; President and Chief Executive Officer of
  expiring in 2001)                                   the Company, 1961-1985. Director since 1961.
Gerald M. Laures, Class II                   50       Vice President-Finance of the Company, since March
  (Term expiring in 2000)                             1994; Corporate Secretary of the Company, 1989 to
                                                      present; Corporate Controller of the Company
                                                      1988-1994. Director since 1994.
Harold D. Schwartz, Class I                  72       President, Chez & Schwartz, Inc., marketing and
  (Term expiring in 1999)                             sales consultants, 1973 to present. Director since
                                                      1983.

                      MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors of the Company held 5 meetings during fiscal year 1997. Each member of the Board of Directors attended at least 75% of all the meetings of the Board of Directors and committees of which they are members. The Board of Directors has four committees: the Audit Committee, the Finance Committee, the Compensation Committee and the Stock Option Plan Committee. During fiscal year 1997, these committees met four times, one time, two times and one time, respectively.

     The members of the Audit Committee are: Harold D. Schwartz (Chairman), William P. Carmichael, Samuel B. Horberg and Carl Korn. The Audit Committee assists the Board of Directors in fulfilling its responsibility for the accounting practices of the Company and reviews the selection of, and recommendations by, the Company's independent auditors.

     The members of the Finance Committee are: William P. Carmichael (Chairman), James R. Bazet, Jerry Kalov and Gerald M. Laures. The Finance Committee reviews and recommends financing plans and agreements.

     The members of the Compensation Committee are: Samuel B. Horberg (Chairman), Jerry Kalov and Harold D. Schwartz. The Compensation Committee reviews the compensation of the Company's executive officers, except for options issued under the Company's stock option plans.

     The members of the Stock Option Plan Committee are: William P. Carmichael (Chairman) and Harold D. Schwartz. The Stock Option Plan Committee administers the Company's 1995 Stock Option Plan and the 1997 Stock Option Plan.

     The Company has no nominating or similar committee.

                           COMPENSATION OF DIRECTORS

     Mr. Korn in his capacity as Chairman of the Board of the Company currently receives an annual retainer of $25,000. Messrs. Carmichael, Horberg, Kalov and Schwartz, who are not employees of the Company, currently receive annual retainers of $10,000 and a fee of $1,000 for each Board meeting and $500 for each committee meeting attended, not to exceed one Board meeting and one committee meeting or two committee meetings on any one day. When a committee meeting occurs on the same day as a Board meeting or another committee meeting, the fee for the committee meeting or meetings is reduced to $400 for each such meeting. For the period commencing May 13, 1997 and ending July 28, 1997, Mr. Bazet's date of employment, Mr. Bazet received $1,000 for the May board meeting and $2,082, representing the pro rata portion of the $10,000 annual retainer for nonemployee board members. In addition, Messrs. Carmichael, Horberg and Schwartz, each of whom serves as a chairman of a committee of the Board, receives a $1,000 annual retainer. At the present time, the other directors of the Company who serve on the Board or any committee thereof receive no compensation for doing so.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As indicated above, the members of the Compensation Committee are: Samuel
B. Horberg (Chairman), Jerry Kalov and Harold D. Schwartz. Mr. Horberg served as Vice President, Secretary and Treasurer of the Company from 1961 until his retirement in 1986. Mr. Kalov served as President and Chief Executive Officer of the Company from August 1986 to January 1, 1998.

     During 1997, the Company repurchased 300,000 shares of its common stock. These shares, owned by Jerry Kalov, Vice Chairman of the Board of Directors, had been part of a total of 375,000 shares purchased by Mr. Kalov through the exercise of options in 1990. Pursuant to Mr. Kalov's employment agreement, the Company loaned Mr. Kalov $1.25 million for the share purchase. The Company paid for the purchased shares by canceling Mr. Kalov's indebtedness to the Company in the amount of $1,905,105, which included the $1.25 million plus accrued interest, and by paying Mr. Kalov $44,895. During fiscal 1997, the largest amount outstanding under the loan was $1,905,105 and the average interest rate from the inception of the loan to the date the loan was paid was 6.57%.

                PROPOSAL 2 -- APPROVAL OF 1998 STOCK OPTION PLAN

GENERAL

     The Board of Directors is proposing for shareholder approval the Cobra Electronics Corporation 1998 Stock Option Plan (the "Plan"). During 1997, the Company granted 150,000 options to James R. Bazet and 75,000 options to Anthony
A. Mirabelli. In February of 1998 the Company granted an additional 75,000 options to Anthony A. Mirabelli. As a result, the number of shares available to provide further grants of stock options under existing Company plans is 57,875. The Board of Directors believes that it is in the interest of the Company to continue its longstanding practice of making stock options available to those officers and other key employees responsible for significant contributions to the Company's business. The Board of Directors believes that the equity stake in the growth and success of the Company afforded by stock options provides such employees with an incentive to continue to put forth maximum efforts in applying their talents within the Company. Accordingly, on March 12, 1998, the Board of Directors unanimously approved the Plan and directed that it be submitted for approval by the shareholders of the Company.

     The purposes of the Plan are (i) to align the interests of the Company's shareholders and the recipients of options under the Plan by increasing the proprietary interest of such recipients in the Company's growth and success and
(ii) to advance the interests of the Company by attracting and retaining officers and other employees. Under the Plan, the Company may grant non-qualified stock options and "incentive stock options" within the meaning of
Section 422 of the Internal Revenue Code of 1986 (the "Code"). Approximately 125 officers and other employees are eligible to participate in the Plan. On April 2, 1998, the closing sale price of a share of Common Stock on the Nasdaq National Market was $6.125. Reference is made to Exhibit A to this Proxy Statement for the complete text of the Plan which is summarized below.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR approval of the Plan. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE COBRA ELECTRONICS CORPORATION 1998 STOCK OPTION PLAN.

DESCRIPTION OF THE PLAN

     Administration. The Plan will be administered by a committee of the Board of Directors (the "Committee") consisting of at least two members who may be "Non-Employee Directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act") and who are "outside directors" within the meaning of Section 162(m) of the Code.

     Section 162(m) of the Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation's chief executive officer and the corporation's four most highly compensated executive officers other than the chief executive officer, subject to certain exceptions. One such exception is "qualified performance-based" compensation. Compensation attributable to a stock option is "qualified performance-based" compensation if all of the following conditions are satisfied: (i) the option is granted by a committee consisting solely of two or more "outside directors", (ii) the plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified period to any employee, (iii) under the terms of the option, the amount of compensation the employee could receive is based solely on an increase in the value of stock after the date of grant of the option and (iv) the material terms of the plan under which the option is granted are disclosed to the publicly held corporation's shareholders and approved by them before any compensation under the plan is paid. The Committee which will administer the Plan currently consists solely of "outside directors" as defined for purposes of
Section 162(m) of the Code. It is expected that the Company generally will seek to satisfy the conditions described above. If such conditions are satisfied, compensation under the Plan that is payable with respect to options would not be subject to the $1 million deduction limit under Section 162(m) of the Code.

     Subject to the express provisions of the Plan, the Committee has the authority to select eligible officers and other employees or persons who are expected to become employees who will receive options and determine all of the terms and conditions of each option. All options will be evidenced by a written agreement containing such provisions not inconsistent with the Plan as the Committee shall approve. The Committee will also have authority to prescribe rules and regulations for administering the Plan and to decide questions of interpretation or application of any provision of the Plan.

     Available Shares. Under the Plan, 310,000 shares of Common Stock will be available for grants of options, subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, merger, spin-off or other similar event or change in capitalization. To the extent shares subject to an outstanding option are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such option or by reason of the delivery or withholding of shares of Common Stock to pay all or a portion of the exercise price of such option, or to satisfy all or a portion of the tax withholding obligations relating to such option, then such shares of Common Stock shall again be available under the Plan. The maximum number of shares of Common Stock with respect to which options may be granted during any calendar year to any person is 150,000, subject to adjustment as described above.

     Effective Date, Termination and Amendment. If approved by shareholders, the Plan will become effective as of March 12, 1998 (the date the Plan was approved by the Board of Directors) and will terminate on March 12, 2008, unless terminated earlier by the Board of Directors. The Board of Directors may amend the Plan at any time, subject to any requirement of shareholder approval required by applicable law, rule or regulation.

     Exercise of Stock Options. The period for the exercise of a non-qualified stock option will be determined by the Committee. The exercise price of a non-qualified option will be determined by the Committee. No incentive stock option will be exercisable more than ten years after its date of grant, unless the recipient of the incentive stock option owns greater than ten percent of the voting power of all shares of capital stock of the Company (a "ten percent holder"), in which case the option must be exercised within five years after its date of grant. The exercise price of an incentive stock option will not be less than the fair market value of the Common Stock on the date of grant of such option, unless the recipient of the incentive stock option is a ten percent holder, in which case the option exercise price will be the price required by the Code, currently 110% of fair market value. Upon exercise of an option, the purchase price may be paid in cash or by delivery of previously owned whole shares of Common Stock.

     Termination of Employment. Unless otherwise set forth in the option agreement, in the event of termination of employment by reason of death, each non-qualified stock option will be exercisable only to the extent that such option is exercisable on the date of death, and may thereafter be exercised for a period of no more than one year (or such other period as set forth in the option agreement) after the date of death, but in no event after the expiration of such option. Unless otherwise set forth in the option agreement, in the event of termination of employment for any reason other than death, each non-qualified stock option will be exercisable only to the extent that such option is exercisable on the date of such termination of employment, and may thereafter be exercised for a period of no more than three months (or such other period as set forth in the option agreement) after the date of such termination of employment, but in no event after the expiration of such option. Unless otherwise set forth in the option agreement, if an optionee dies during the three-month period (or such other period as set forth in the option agreement) following termination of employment for any reason other than death, each non-qualified stock option will be exercisable only to the extent that such option is exercisable on the date of death, and may thereafter be exercised for a period of no more than three months (or such other period as set forth in the option agreement) after the date of death, but in no event after the expiration of such option.

     In the event of a termination of employment by reason of death or permanent and total disability (as defined in Section 22(e)(3) of the Code), each incentive stock option will be exercisable only to the extent that such option is exercisable on the date of such termination of employment, and may thereafter be exercised for a period of no more than one year (or such shorter period as set forth in the option agreement) after such termination of employment, but in no event after the expiration of the incentive stock option. In the event of a termination of employment for any reason other than death or permanent and total disability, each incentive stock option will be exercisable only to the extent that such option is exercisable on the date of such termination of employment, and may thereafter be exercised for a period of no more than three months after such termination of employment, but in no event after the expiration of the incentive stock option. If the holder of an incentive stock option dies during the one-year period (or such shorter period as set forth in the option agreement) following termination of employment by reason of permanent and total disability, or during the three-month period following termination of employment for any other reason, each incentive stock option will be exercisable only to the extent that such option is exercisable on the date of death, and may thereafter be exercised for a period of no more than six months (or such shorter period as set forth in the option agreement) after the date of death, but in no event after expiration of the incentive stock option.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of the U.S. federal income tax consequences generally arising with respect to options granted under the Plan.

     An optionee will not recognize any income upon the grant of an option. An optionee will recognize compensation taxable as ordinary income (and subject to income tax withholding) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and the Company will be entitled to a corresponding deduction. An optionee will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date the shares were transferred, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term or mid-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, such shares are disposed of within the above-described period, then in the year of such disposition the optionee generally will recognize compensation taxable as ordinary income equal to the excess of the lesser of (i) the amount realized upon such disposition and (ii) the fair market value of such shares on the date of exercise over the exercise price, and the Company will be entitled to a corresponding deduction.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information as to the beneficial ownership of Common Stock, as of February 1, 1998, of each of the Company's directors and director nominees, each person named in the summary compensation table below and the Company's directors and executive officers as a group.

                                         AMOUNT AND NATURE
                                           OF BENEFICIAL     PERCENT OF OUTSTANDING
                  NAME                     OWNERSHIP(1)           COMMON STOCK
                  ----                   -----------------   ----------------------
James R. Bazet..........................            0                    *
William P. Carmichael...................       10,000                    *
Samuel B. Horberg.......................        8,900                    *
Jerry Kalov.............................      529,143(2)              8.1%
Carl Korn...............................      261,581                 4.2%
Gerald M. Laures........................       57,900(3)                 *
Anthony A. Mirabelli....................       18,750(4)                 *
Harold D. Schwartz......................       20,354(5)                 *
All directors, director nominees and
  executive officers as a group (8
  persons)..............................      906,628(6)             13.7%

------------
 *  Less than 1% of the outstanding Common Stock.

(1) Except as otherwise disclosed, beneficial ownership includes both sole investment and voting power with respect to the shares indicated.

(2) The amount includes 321,000 shares, which Mr. Kalov may acquire pursuant to the exercise of stock options.

(3) The amount includes 53,500 shares, which Mr. Laures may acquire pursuant to the exercise of stock options.

(4) The amount shown represents 18.750 shares, which Mr. Mirabelli may acquire pursuant to the exercise of stock options.

(5) The amount shown represents 18,195 shares owned by Chez & Schwartz, Inc. Profit Sharing Trust and 2,000 shares held by the Chez & Schwartz Pension Plan, as to both of which Mr. Schwartz is the sole beneficiary, and 159 shares owned by Chez & Schwartz, Inc., of which Mr. Schwartz is President and sole shareholder.

(6) The amount includes 393,250, which such directors and executive officers may acquire pursuant to the exercise of stock options.

     Other than Mr. Kalov, 6500 West Cortland Street, Chicago, Illinois 60707, to the knowledge of the Company, as of December 31, 1997, the only beneficial owners of more than 5% of the outstanding shares of Common Stock are as follows:

                                          AMOUNT AND NATURE
                                            OF BENEFICIAL     PERCENT OF OUTSTANDING
            NAME AND ADDRESS                OWNERSHIP(1)           COMMON STOCK
            ----------------              -----------------   ----------------------
Dimensional Fund Advisors...............       471,950                 7.6%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Fidelity Investments....................       524,700                 8.4%
82 Devonshire Street
Boston, MA 02109-3614

------------
(1) Beneficial ownership includes both sole investment and voting power with respect to the shares indicated.

                             EXECUTIVE COMPENSATION

                       ANNUAL AND LONG-TERM COMPENSATION

     The following table sets forth the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1997, 1996 and 1995 for (i) the chief executive officer of the Company and
(ii) each other executive officer of the Company whose annual salary and bonus exceeded $100,000 during fiscal year 1997 (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                              ANNUAL COMPENSATION          COMPENSATION
                                        --------------------------------   ------------
                                                                            SECURITIES        ALL
                                                            OTHER ANNUAL    UNDERLYING       OTHER
                                        SALARY     BONUS    COMPENSATION   OPTIONS/SARS   COMPENSATION
  NAME AND PRINCIPAL POSITION    YEAR     ($)       ($)         ($)            (#)           ($)(2)
  ---------------------------    ----   ------     -----    ------------   ------------   ------------
James R. Bazet.................  1997   152,212    32,127        -0-         150,000            -0-
  President and Chief Executive
  Officer
Jerry Kalov....................  1997   300,000   142,403        -0-             -0-         11,150
  Vice Chairman of the Board     1996   300,000    34,474        -0-             -0-          6,000
  and Former President and       1995   300,000       -0-      5,500(1)          -0-          4,620
  Chief Executive Officer
Gerald M. Laures...............  1997   130,000    12,927        -0-          15,000          9,917
  Vice President -- Finance      1996   125,000    10,000        -0-          10,000          5,620
  and Corporate Secretary        1995   115,000    10,000        -0-          10,500          3,465
Anthony A. Mirabelli...........  1997   152,052    49,710        -0-          75,000         10,585
  Senior Vice President,
  Marketing and Sales

------------
(1) Amount relates to reimbursement for taxes owed for certain perquisites.

(2) Represents the Company's matching contributions under The Cobra Electronics Corporation Profit Sharing and 401(k) Incentive Savings Plan.

                          STOCK OPTION GRANTS IN 1997

     Shown below is information with respect to grants during fiscal year 1997 to the Named Officers of options to purchase Common Stock of the Company. No stock appreciation rights ("SARs") were granted in 1997.

                                                                                                POTENTIAL REALIZABLE
                                                                                                  VALUE OF ASSUMED
                                                                                               ANNUAL RATES OF STOCK
                           SECURITIES     PERCENTAGE OF TOTAL                                  PRICE APPRECIATION FOR
                           UNDERLYING         OPTIONS/SARS        EXERCISE OR                       OPTION TERM
                          OPTIONS/SARS         GRANTED TO         BASE PRICE     EXPIRATION    ----------------------
          NAME             GRANTED(#)      EMPLOYEES IN 1997       ($/SHARE)        DATE        5%($)         10%($)
          ----            ------------    -------------------     -----------    ----------    --------      --------
James R. Bazet...........  150,000(1)            40.2%               5.625       07/27/02      233,112       515,118
Jerry Kalov..............          --               --                  --             --           --            --
Gerald M. Laures.........   15,000(1)             4.0%               2.875       03/11/02       11,915        26,328
Anthony A. Mirabelli.....   75,000(1)            20.1%               3.375       02/10/02       69,934       154,535

------------
(1) Option becomes exercisable in annual 25% increments commencing twelve months after the date of grant.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

     Shown below is information with respect to options exercised during fiscal year 1997 and unexercised options to purchase Common Stock of the Company held by the Named Officers.

                                                                  NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                                                                       OPTIONS AT                  AT DECEMBER 31,
                            NUMBER OF SHARES                      DECEMBER 31, 1997(#)              1997($)(1)(2)
                           UNDERLYING OPTIONS      VALUE      ----------------------------   ----------------------------
          NAME                EXERCISED($)      RECEIVED($)   EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
          ----             ------------------   -----------   -----------    -------------   -----------    -------------
James R. Bazet...........            --                --             0         150,000             --              --
Jerry Kalov..............       170,986           466,585       321,000              --        782,438              --
Gerald M. Laures.........            --                --        41,000          34,000        147,344         117,906
Anthony A. Mirabelli.....            --                --            --          75,000             --         220,313

------------
(1) No SARs were outstanding as of December 31, 1997.

(2) Based on the closing price on the Nasdaq National Market on December 31, 1997.

                        REPORT ON EXECUTIVE COMPENSATION

     The members of the Compensation Committee of the Board of Directors and the Stock Option Plan Committee have furnished the following report on executive compensation:

     The Compensation Committee administers the Company's various incentive plans, including its annual bonus plan and stock incentive plans, other than the Company's stock option plans. In addition, the Compensation Committee reviews with the Board of Directors in detail the compensation of the Named Officers. The Stock Option Plan Committee administers the Company's 1995 Stock Option Plan and the Company's 1997 Stock Option Plan.

     The compensation policy of the Company, which is endorsed by each Committee, is designed to align the interests of the Company's executive officers and key employees with that of the Company's shareholders and to advance the interests of the Company and its shareholders by attracting and retaining well-qualified executive officers and key employees. Therefore, it is the Company's policy that a substantial portion of the incentive compensation of each Named Officer relates to and must be contingent upon the performance of the Company, as well as the individual contribution of each officer. When considering the compensation of the Company's executive officers, each Committee considers, as applicable, the following factors: (a) Company performance; (b) the individual performance of each executive officer; (c) compensation levels for similar positions at comparable companies; (d) the recommendations of the Chief Executive Officer; (e) in the case of Mr. Kalov, the terms of his ten-year employment agreement with the Company dated January 1, 1988, as amended (the "Employment Agreement"); (f) in the case of Mr. Bazet, the terms of his employment agreement with the Company dated April 18, 1997; and (g) in the case of Mr. Mirabelli, the terms of his employment with the Company dated January 31, 1997.

     Mr. Kalov's salary and bonus are determined pursuant to his Employment Agreement. The Employment Agreement provides that Mr. Kalov will be paid an annual salary of $300,000 and an annual bonus equal to 4% of the Company's pretax accounting income, if any. Accordingly, Mr. Kalov's bonus in respect of 1997 was $142,403.

     Mr. Bazet's salary and bonus are determined pursuant to his Employment Agreement. During the period commencing July 28, 1997 and ending July 31, 1998, Mr. Bazet will receive an annual salary of $345,000. During the period commencing August 1, 1998 and ending July 31, 1999, Mr. Bazet will receive an annual salary of $360,000. The Employment Agreement provides that Mr. Bazet will be paid an annual bonus up to 20% of his base salary if the Company meets or exceeds specified net income targets under the Approved Profit Plan relating to 1997. The Company met the performance criteria for 1997. Accordingly, Mr. Bazet's bonus in respect of 1997 was $32,127.

     Mr. Mirabelli's salary and bonus are determined pursuant to his Employment Agreement. The Employment Agreement provides that Mr. Mirabelli will be paid an annual salary of $170,000 and an annual bonus equal to 35% of his salary for any year during which the Company meets or exceeds specified net income targets under the Approved Profit Plan relating to 1997. The Company met the performance criteria for 1997. Accordingly, Mr. Mirabelli's bonus in respect of 1997 was $49,710, which represents his prorated amount from February 10, 1997, the date he joined the Company.

     For the other executive officers, base salaries are set at competitive levels. Salary increases and bonuses are paid based upon both the performance of the entire Company and individual performance. The Compensation Committee does not assign any specific weight to any measure of Company or individual performance.

     The Stock Option Plan Committee may grant options to purchase the Company's Common Stock under the Company's stock option plans to certain key employees. The Compensation Committee may recommend to the Board of Directors that certain key employees be granted options to purchase the Company's Common Stock under all other stock incentive plans. The exercise price of each option granted is generally equal to 100% of the fair market value of the shares on the date of grant and options granted are generally exercisable in part from time to time commencing twelve months after the grant date, generally in an amount equal to 25% of the total number of shares covered during each successive twelve-month period. The Committees believe that such grants are an important way to link directly the financial interests of key employees with those of the Company's shareholders. In fiscal year 1997, Mr. Kalov was not granted any options to purchase common stock. Mr. Bazet received options to purchase 150,000 shares of Common Stock at the exercise price of $5.625 per share. Mr. Laures received options to purchase 15,000 shares of Common Stock at the exercise price of $2.875 per share. Mr. Mirabelli received options to purchase 75,000 shares of Common Stock at the exercise price of $3.375 per share.

     The foregoing report has been furnished by:

                  Mr. Horberg (Chairman of Compensation Committee)
                  Mr. Carmichael (Chairman of Stock Option Plan Committee) Mr. Kalov
                  Mr. Schwartz

                               PERFORMANCE GRAPH

     The following Performance Graph compares the yearly percentage change in the Company's cumulative total shareholder return on the Company's Common Stock for the five-year period, December 31, 1992 to December 31, 1997, with the percentage change in the cumulative total return for The Nasdaq Stock Market (U.S. Companies), which includes the Company, and a peer group of companies selected by the Company (the "Peer Group").

     Companies used to construct the Peer Group index are Koss Corporation and Zenith Electronics Corporation. In selecting companies for the Peer Group, the Company focused on publicly traded companies that design and market electronics products, which have characteristics similar to that of the Company's in terms of one or more of the following: type of product, end market, distribution channels, sourcing or sales volume. Cincinnati Microwave, Inc. and Code Alarm were deleted from the Peer Group because their stock is no longer publicly traded.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

     The graph assumes $100 invested on December 31, 1992 in each of the Company's Common Stock, The Nasdaq Stock Market (U.S. Companies) and the Peer Group. Reinvestment of dividends, if any, has been assumed and, with respect to each Company in the Peer Group, the returns of such Company have been weighted to reflect stock market capitalization at the beginning of each period indicated on the Performance Graph. The graph was plotted using the following data:

                                             MEASUREMENT PERIOD (FISCAL YEAR COVERED)

                                    1992       1993       1994       1995       1996       1997
                                    ----       ----       ----       ----       ----       ----
Cobra...........................  $100.000   $ 60.000   $ 42.858   $ 68.573   $ 77.145   $144.292
Nasdaq..........................   100.000    114.796    112.214    158.699    195.192    239.527
Peer Group......................   100.000    132.250    201.562    118.780    184.168    114.147

     Note: Sources include The Nasdaq Stock Market, CDA Investment Technologies,
           Inc. and Standard & Poor's Corporation.

                             EMPLOYMENT AGREEMENTS

     According to the terms of Mr. Kalov's employment agreement, the Company is obligated to make payments to him or his designated beneficiary beginning as of January 1, 1998, the expiration date of his employment period. The Company is to make payments for a period of 15 years in an amount equal to $253,938. The obligation of the Company to make such payments is irrevocable in the case of death or permanent disability.

     Mr Bazet's agreement became effective July 28, 1997 and runs through July 31, 1999. The minimum salary to be paid is $345,000 in the first year of employment and $360,000 in the second year. A bonus of up to 20% of base salary will be earned if the Company meets or exceeds specified performance targets.

                                    AUDITORS

     Deloitte & Touche LLP has been selected by the Board of Directors to serve as the Company's independent auditors for 1998, as they have been for three years past. A representative of Deloitte & Touche LLP will be present at the 1998 Annual Meeting of Shareholders and will be given an opportunity to make a statement and to respond to appropriate questions from shareholders.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on a review of copies of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Securities Exchange Act of 1934 which were furnished to the Company by persons who were, at any time during 1997, directors or executive officers of the Company or beneficial owners of more than 10% of the outstanding shares of Common Stock, no such persons failed to file on a timely basis reports required by such Section 16 during or with respect to 1997, except that: Anthony A. Mirabelli failed to file on a timely basis an initial statement on Form 3, upon his appointment as an officer of the Company.

               SHAREHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

     Proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders, currently scheduled for May 11, 1999, must be received by the Secretary of the Company not later than December 18, 1998, in order to be considered for inclusion in the proxy statement and proxy relating to that meeting.

                    REQUEST TO VOTE, SIGN AND RETURN PROXIES

     Whether or not you plan to attend the Annual Meeting of Shareholders on May 12, 1998, please mark, sign, date and return the enclosed proxy as soon as possible in the enclosed postage-paid envelope.

                                 OTHER MATTERS

     At the date of this Proxy Statement, the Board of Directors is not aware of any matters, other than the election of Class III directors and the vote on the 1998 Stock Option Plan, that may be brought before the 1998 Annual Meeting. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on such matters. In addition to use of the mails, the Company may also solicit proxies by telephone, telegraph or similar means. The Company's registrar and transfer agent, American Stock Transfer & Trust Company, will assist the Company in its solicitation of proxies and will not receive any additional fee for its services. Other than American Stock Transfer & Trust Company, no specially engaged employees or paid solicitors will be used in this solicitation, the expenses of which will be paid by the Company (such expenses are not expected to exceed the amount normally expended for an uncontested solicitation in connection with an election of directors). Officers and other regular employees of the Company will not receive any additional compensation in connection with this solicitation.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR 1997 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE REQUIRED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE, WILL BE FURNISHED WITHOUT CHARGE, BY FIRST CLASS MAIL, UPON THE WRITTEN OR ORAL REQUEST OF ANY SHAREHOLDER, INCLUDING ANY BENEFICIAL OWNER ENTITLED TO VOTE AT THE MEETING DIRECTED TO THE ATTENTION OF GERALD M. LAURES, THE COMPANY'S SECRETARY, 6500 WEST CORTLAND STREET, CHICAGO, ILLINOIS 60707, TELEPHONE: (773) 889-8870.

                                          By order of the Board of Directors,

                                          GERALD M. LAURES
                                               Secretary
                                               Cobra Electronics Corporation

Chicago, Illinois
April 17, 1998

                                                                       EXHIBIT A

                         COBRA ELECTRONICS CORPORATION
                             1998 STOCK OPTION PLAN

                                I. INTRODUCTION

     1.1 PURPOSES. The purposes of the 1998 Stock Option Plan (the "Plan") of Cobra Electronics Corporation (the "Company") and its subsidiaries from time to time (individually a "Subsidiary" and collectively the "Subsidiaries") are to align the interests of the Company's stockholders and the recipients of options under this Plan by increasing the proprietary interest of such recipients in the Company's growth and success and to advance the interests of the Company by attracting and retaining officers and other employees. For purposes of this Plan, references to employment by the Company shall also mean employment by a Subsidiary.

     1.2 ADMINISTRATION. This Plan shall be administered by a committee (the "Committee") designated by the Board of Directors of the Company (the "Board") consisting of at least two members of the Board, each of whom may be a "Non-Employee Director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

     The Committee shall, subject to the terms of this Plan, select eligible persons for participation in this Plan and determine the number of shares of common stock, $.33 1/3 par value, of the Company ("Common Stock") subject to each option granted hereunder, the exercise price of such option, the time and conditions of exercise of such option and all other terms and conditions of such option, including, without limitation, the form of the option agreement. The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan and may impose, incidental to the grant of an option, conditions with respect to the grant, such as limiting competitive employment or other activities. All such interpretations, rules, regulations and conditions shall be conclusive and binding on all parties. Each option hereunder shall be evidenced by a written agreement (an "Agreement") between the Company and the optionee setting forth the terms and conditions applicable to such option.

     A majority of the Committee shall constitute a quorum. The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting.

     1.3 ELIGIBILITY. Participants in this Plan shall consist of such officers and other employees or persons who are expected to become employees of the Company and its Subsidiaries as the Committee in its sole discretion may select from time to time. The Committee's selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time.

     1.4 SHARES AVAILABLE. Subject to adjustment as provided in Section 3.7, 310,000 shares of Common Stock shall be available for grants of options under this Plan. To the extent that shares of Common Stock subject to an outstanding option are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such option or by reason of the delivery of shares of Common Stock to pay all or a portion of the exercise price of such option or to satisfy all or a portion of the tax withholding obligations relating to such option, then such shares of Common Stock shall again be available under this Plan.

     Shares of Common Stock to be delivered under this Plan shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise, or a combination thereof.

     To the extent required by Section 162(m) of the Code and the rules and regulations thereunder, the maximum number of shares of Common Stock with respect to which options may be granted during any calendar year to any person shall be 150,000, subject to adjustment as provided in Section 3.7.

                               II. STOCK OPTIONS

     2.1 GRANTS OF STOCK OPTIONS. The Committee may, in its discretion, grant options to purchase shares of Common Stock to such eligible persons as may be selected by the Committee. Each option, or portion thereof, that is not an incentive stock option, shall be a non-qualified stock option. An incentive stock option shall mean an option to purchase shares of Common Stock that meets the requirements of Section 422 of the Code, or any successor provision, which is intended by the Committee to constitute an incentive stock option. Each incentive stock option shall be granted within ten years of the effective date of this Plan. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of shares of Common Stock with respect to which options designated as incentive stock options are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Company, or any parent or Subsidiary) exceeds the amount (currently $100,000) established by the Code, such options shall constitute non-qualified stock options. "Fair Market Value" shall mean the closing price of a share of Common Stock on The Nasdaq Stock Market on the date as of which such value is being determined or, if there shall be no closing price on such date, on the next preceding date for which a closing price was reported; provided, however, that if Fair Market Value for any date cannot be determined as above provided, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate.

     2.2 TERMS OF STOCK OPTIONS. Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

     (a) Number of Shares and Purchase Price. The number of shares of Common Stock subject to an option and the purchase price per share of Common Stock purchasable upon exercise of the option shall be determined by the Committee; provided, however, that the purchase price per share of Common Stock purchasable upon exercise of any incentive stock option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such option; provided further, that if an incentive stock option shall be granted to any person who, at the time such option is granted, owns capital stock possessing more than ten percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or Subsidiary) (a "Ten Percent Holder"), the purchase price per share of Common Stock shall be the price (currently 110% of Fair Market Value) required by the Code in order to constitute an incentive stock option.

     (b) Option Period and Exercisability. The period during which an option may be exercised shall be determined by the Committee; provided, however, that no incentive stock option shall be exercised later than ten years after its date of grant; provided further, that if an incentive stock option shall be granted to a Ten Percent Holder, such option shall not be exercised later than five years after its date of grant. The Committee may, in its discretion, establish performance measures which shall be satisfied or met as a condition to the grant of an option or to the exercisability of all or a portion of an option. The Committee shall determine whether an option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable option, or portion thereof, may be exercised only with respect to whole shares of Common Stock.

     (c) Method of Exercise. An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company's satisfaction) either (A) in cash, (B) by delivery of previously owned whole shares of Common Stock (which the optionee has held for at least six months prior to the delivery of such shares and for which the optionee has good title, free and clear of all liens and encumbrances) having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (D) a combination of (A) and (B), in each case to the extent set forth in the Agreement relating to the option and (ii) by executing such documents as the Company may reasonably request. The Committee shall have sole discretion to disapprove of an election pursuant to any of clauses (B)-(D). Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the optionee. No certificate representing Common Stock shall be delivered until the full purchase price therefor has been paid.

     2.3 TERMINATION OF EMPLOYMENT.

     (a) Death. Subject to paragraph (d) below and unless otherwise specified in the Agreement relating to an option, if an optionee's employment by the Company terminates by reason of death, each option held by such optionee shall be exercisable only to the extent that such option is exercisable on the date of such optionee's death and may thereafter be exercised by such optionee's executor, administrator, legal representative, beneficiary or similar person, as the case may be, until and including the earliest to occur of (i) the date which is one year (or such other period as set forth in the Agreement relating to such option) after the date of death and (ii) the expiration date of the term of such option.

     (b) Other Termination. Subject to paragraph (d) below and unless otherwise specified in the Agreement relating to an option, if an optionee's employment with the Company terminates for any reason other than death, each option held by such optionee shall be exercisable only to the extent that such option is exercisable on the effective date of such optionee's termination of employment and may thereafter be exercised by such optionee (or such optionee's legal representative or similar person) until and including the earliest to occur of
(i) the date which is three months (or such other period as set forth in the Agreement relating to such option) after the effective date of such optionee's termination of employment and (ii) the expiration date of the term of such option.

     (c) Death Following Termination of Employment. Subject to paragraph (d) below and unless otherwise specified in the Agreement relating to an option, if an optionee dies during the three-month period (or such other period as set forth in the Agreement relating to such option) following termination of employment for any other reason other than death, each option held by such optionee shall be exercisable only to the extent that such option is exercisable on the date of such optionee's death and may thereafter be exercised by such optionee's executor, administrator, legal representative, beneficiary or similar person, as the case may be, until and including the earliest to occur of (i) the date which is three months (or such other period as set forth in the Agreement relating to such option) after the date of death and (ii) the expiration date of the term of such option.

     (d) Termination of Employment -- Incentive Stock Options. If the employment with the Company of a holder of an incentive stock option terminates by reason of death or Permanent and Total Disability (as defined in Section 22(e)(3) of the Code), each incentive stock option held by such optionee shall be exercisable only to the extent that such option is exercisable on the date of such optionee's death or on the effective date of such optionee's termination of employment by reason of Permanent and Total Disability, as the case may be, and may thereafter be exercised by such optionee (or such optionee's executor, administrator, legal representative, beneficiary or similar person) until and including the earliest to occur of (i) the date which is one year (or such shorter period as set forth in the Agreement relating to such option) after the date of death or the effective date of such optionee's termination of employment by reason of Permanent and Total Disability, as the case may be, and (ii) the expiration date of the term of such option.

     If the employment with the Company of a holder of an incentive stock option terminates for any reason other than death or Permanent and Total Disability, each incentive stock option held by such optionee shall be exercisable only to the extent such option is exercisable on the effective date of such optionee's termination of employment, and may thereafter be exercised by such optionee (or such optionee's legal representative or similar person) until and including the earliest to occur of (i) the date which is three months after the effective date of such optionee's termination of employment and (ii) the expiration date of the term of such option.

     If the holder of an incentive stock option dies during the one-year period following termination of employment by reason of Permanent and Total Disability (or such shorter period as set forth in the Agreement relating to such option), or if the holder of an incentive stock option dies during the three-month period following termination of employment for any reason other than death or Permanent and Total

Disability, each incentive stock option held by such optionee be exercisable only to the extent such option is exercisable on the date of the optionee's death and may thereafter be exercised by the optionee's executor, administrator, legal representative, beneficiary or similar person, as the case may be, until and including the earliest to occur of (i) the date which is six months (or such shorter period as set forth in the Agreement relating to such option) after the date of death and (ii) the expiration date of the term of such option.

                                  III. GENERAL

     3.1 EFFECTIVE DATE AND TERM OF PLAN. This Plan shall be submitted to the stockholders of the Company for approval and, if approved by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the 1998 Annual Meeting of Stockholders, shall become effective as of the date of approval by the Board. This Plan shall terminate ten years after its effective date unless terminated earlier by the Board. Termination of this Plan shall not affect the terms or conditions of any option granted prior to termination.

     Options may be granted hereunder at any time prior to the termination of this Plan, provided that no option may be granted later than ten years after the effective date of this Plan. In the event that this Plan is not approved by the stockholders of the Company, this Plan and any options granted hereunder shall be void and of no force or effect.

     3.2 AMENDMENTS. The Board may amend this Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 162(m) of the Code. No amendment may impair the rights of a holder of an outstanding option without the consent of such holder.

     3.3 AGREEMENT. No option shall be valid until an Agreement is executed by the Company and the optionee and, upon execution by the Company and the optionee and delivery of the Agreement to the Company, such option shall be effective as of the effective date set forth in the Agreement.

     3.4 NON-TRANSFERABILITY. No option shall be transferable other than (i) by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or (ii) as set forth in the Agreement relating to an option. Each option may be exercised during the optionee's lifetime only by the optionee or the optionee's legal representative or similar person. Except as permitted by the second preceding sentence, no option shall be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any option, such option and all rights thereunder shall immediately become null and void.

     3.5 TAX WITHHOLDING. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock, payment by the optionee of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with an option hereunder. An Agreement may provide that the optionee may satisfy any obligation to withhold or pay taxes arising on any date (the "Tax Date") in connection with the option in the amount necessary to satisfy any such obligation by any of the following means: (A) a cash payment to the Company, (B) delivery to the Company of previously owned whole shares of Common Stock (which the optionee has held for at least six months prior to the delivery of such shares and for which the optionee has good title, free and clear of all liens and encumbrances) having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (C) a cash payment by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (D) a combination of (A) and (B), in each case to the extent set forth in the Agreement relating to the option; provided, however, that the Committee shall have sole discretion to disapprove of an election pursuant to any of clauses
(B)-(D). An Agreement may provide for shares of Common Stock to be delivered having an aggregate Fair Market Value in excess of the minimum amount required to be withheld, but not in excess of the amount determined by applying the optionee's maximum marginal tax rate. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the optionee.

     3.6 RESTRICTIONS ON SHARES. Each option hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any option bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     3.7 ADJUSTMENT. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number and class of securities available under this Plan, the number and class of securities subject to each outstanding option and the purchase price per security shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding options without an increase in the aggregate purchase price. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive. If any adjustment would result in a fractional security being (i) available under this Plan, such fractional security shall be disregarded, or (ii) subject to an option under this Plan, the Company shall pay the optionee, in connection with the first exercise of the option in whole or in part, occurring after such adjustment, an amount in cash determined by multiplying (A) the fraction of such security (rounded to the nearest hundredth) by (B) the excess, if any, of (x) the Fair Market Value on the exercise date over (y) the exercise price of the option.

     3.8 NO RIGHT OF PARTICIPATION OR EMPLOYMENT. No person shall have any right to participate in this Plan. Neither this Plan nor any option granted hereunder shall confer upon any person any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

     3.9 RIGHTS AS STOCKHOLDER. No person shall have any right as a stockholder of the Company with respect to any shares of Common Stock which are subject to an option hereunder until such person becomes a stockholder of record with respect to such shares of Common Stock.

     3.10 GOVERNING LAW. This Plan, each option hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

     ADOPTED BY THE BOARD OF DIRECTORS ON MARCH 12, 1998.

                         COBRA ELECTRONICS CORPORATION

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

CORPORATE OVERVIEW

     Higher sales and gross margin and a $1.1 million one-time gain on the sale of a building resulted in $4.7 million of net income in 1997. An increase in sales of both CB radios, with the company's exclusive, patent-pending SoundTracker(TM) technology, and radar detectors, both domestically and internationally, fueled the sales growth and improved the gross margin to its highest level in the 1990s.

     Also late in 1997, the company announced the industry's first line of six-band radar detectors, scheduled for shipment beginning in the Spring of 1998. The company has designed these detectors to alert drivers to each of the four current speed monitoring systems in use -- X, K, Ka and Laser -- plus VG-2, the "detector detector" monitoring band, and the Safety Alert(R) Traffic Warning System band. This makes the unique Cobra six-band detector the most comprehensive alert system in the industry and for the first time allows drivers to be aware of all four speed monitoring systems as well as the presence of VG-2 and Safety Alert transmissions. Because 6 Band(TM) technology represents the first really significant innovation since the introduction several years ago of the current four-band models, retailer demand for these proprietary units has been very strong and has resulted in new distribution opportunities for Cobra. For example, the company recently added Best Buy and Circuit City as radar detector customers for 1998 because of six band detectors.

RESULTS OF OPERATIONS

1997 COMPARED TO 1996

     Net income for 1997 increased to $4.7 million from $601,000 in 1996. Included in net income for 1997 was a $1.1 million gain on the third quarter sale of a building that the company did not need for its operations and was leasing to an outside party. Net income, excluding the gain on the sale of the building, increased $3.0 million to $3.6 million in 1997 from $601,000 in 1996. Net sales increased $13.8 million, or 15.3%, to $104.1 million from $90.3 million in 1996. Selling, general and administrative expense increased to $16.7 million from $14.4 million, but, as a percentage of net sales, remained substantially unchanged at 16%.

     Sales of mobile electronics products (mainly CB radios, Family Radio Service two-way radios and integrated radar/laser detectors) increased approximately $23.8 million, or 39.6% in 1997 compared to 1996. (In the fourth quarter of 1997, sales of mobile electronic products increased $4.3 million, or 24.4%.) Sales of CB radios increased 28% in 1997 mainly because of strong demand for radios with the company's exclusive, patent-pending SoundTracker technology, introduced early in the year. Additionally, an all-new radar detector lineup helped drive sales volume in the U.S., while internationally the company capitalized on the strong demand in Russia for radar detectors. In total, international sales of mobile electronics products increased $9.8 million in 1997.

     Telecommunication products sales decreased $10 million because of lower sales of both 25-channel cordless phones and integrated cordless phone answering systems to several large retail customers. Also contributing to the sales decrease was lower sales of factory reconditioned products as a result of agreements with some of the company's vendors that allow product returned from the company's customers to be returned to the vendor for partial credit towards future purchases. Prior to these agreements, which were entered into in 1996, the company repaired and resold this returned merchandise as factory reconditioned product. The company also restricted expanding distribution for its 25-channel cordless phones as it seeks to de-emphasize this product line in favor of the rapidly growing 900 MHz segment which the company will enter in the Fall of 1998 with several 900 MHz cordless phone models.

     Gross margin for 1997 increased to 20.7% from 18.1% in 1996 primarily due to an improvement in sales mix of higher margin CB and radar detector products. Sales of mobile electronics products increased as a percentage of total sales from 67% in 1996 to 81% in 1997. In addition, gross margin on radar detectors increased due to the new radar detector lineup, which included lower cost models that replaced higher cost models. Also contributing to the gross margin improvement was lower repair costs on returned products, which declined because of return to vendor agreements discussed above. Partially offsetting the favorable impact of these items was $555,000 of increased air freight expense mainly to satisfy the strong demand for CB radios with the SoundTracker system. Normally the company uses significantly less expensive ocean freight to import its products.

     Selling, general and administrative expense increased $2.3 million during 1997 and, as a percentage of net sales, remained relatively unchanged from 1996. Sales and marketing expenses increased due to: higher variable expenses resulting from the increase in sales volume; the addition of a senior vice president of marketing and sales, a newly created position, in February 1997; and increased promotional spending mainly to promote the new SoundTracker technology. In addition, higher bonus and bad debt expense in 1997 also contributed to the increase in selling, general and administrative expenses. Bad debt expense increased because of the bankruptcy of a small customer and a potential preference payment issue for a prior year's bankruptcy. In addition, prior year's bad debt expense reflected a favorable reserve adjustment because of improvement in the quality of the receivable portfolio and favorable collections experience.

     Interest expense for 1997 decreased to $1.3 million from $1.7 million. Debt levels declined due to lower average inventory and receivable levels. In addition, the company sold a building, which was not needed for operations and was being leased to an outside party, in the third quarter of 1997 for approximately $2 million. The sale resulted in a $1.1 million gain.

     Other expense was $60,000 in 1997 compared to other income of $275,000 in 1996. In 1996 there was a gain of $373,000 from a suit against a former distributor for violation of a licensing agreement and $217,000 of royalty income from Safety Alert licensing agreements, offset by a $384,000 writedown of a building related to a discontinued operation.

1996 COMPARED TO 1995

     Net income for 1996 was $601,000 compared to a net loss of $1.1 million in the year ago period. Selling, general and administrative expense decreased $1.7 million to 15.9 percent of net sales from 17.8 percent of net sales in the prior year. 1996 net sales were substantially unchanged from the prior year.

     Sales of mobile electronics products (mainly CB radios and integrated radar/laser detectors) declined approximately $900,000 in 1996 compared to 1995. Higher domestic CB sales were offset by a large drop in international CB sales, mainly because of a trademark dispute that limited shipments to a South American distributor. Also, offsetting some of this drop was increased sales of integrated radar/laser detectors primarily because of expanded distribution overseas.

     Telecommunications product sales increased $1.6 million in 1996 compared to 1995, primarily due to increased sales to Sprint of the exclusive Sprint-branded Intenna cordless telephone and Cobra-branded integrated Intenna cordless phone/answering systems. 1996 sales to Sprint doubled from their 1995 levels. Partially offsetting this increase was a decrease in international sales of telecommunications products due to a lack of cordless phone availability because of constraints in capacity at the company's cordless phone supplier as well as compliance issues with local regulatory requirements.

     Gross margin for 1996 and 1995 was 18.1 percent and 18.3 percent, respectively. Increased cordless phone margins, which reflected strong demand for 25-channel phones that were not available in 1995, were offset by lower answering system margins due mainly to increased air freight expenses to import the company's popular Intenna answering systems in order to take advantage of customer orders that exceeded original forecasts. As a result, the company was not able to use less expensive ocean freight as it normally does and still satisfy this demand in a timely manner. Also offsetting the higher cordless phone margins were a decrease in detector margins, which was due to downward pricing pressures on several higher-priced models. CB margins were essentially unchanged from the prior year.

     Selling, general and administrative expenses decreased $1.7 million due to lower sales and marketing expenses, which declined because of lower advertising expenses, a change in sales commission programs, and the implementation of other cost reduction programs such as bringing in house some packaging and print media design activities. In addition, 1995 expenses included higher than normal marketing and product development costs incurred to build sales volume. Partially offsetting the lower selling and marketing expenses was a $1.2 million charge to reduce advertising credits to their net realizable value, which was partially offset by a decline in bad debts expense because of improvement in the quality of the receivable portfolio and favorable collections experience.

     Interest expense for 1996 decreased to $1.7 million from $1.8 million in the prior year due primarily to lower interest rates. In addition, as a result of consolidation of warehousing activities the Company sold one of its three Chicago buildings for approximately $1 million, which reduced borrowings.

     Other income increased to $275,000 in 1996 from $127,000 in 1995 and reflects a gain of $373,000 from a suit against a former distributor for violation of a licensing agreement and $217,000 of royalty income from Safety Alert licensing agreements, offset by a $384,000 writedown of a building related to a discontinued operation.

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 1997, the company had a $30 million secured credit facility that included a fixed term loan. Borrowings and letters of credit issued under this agreement were collateralized by the company's assets, and usage of the non-term loan portion was limited to certain percentages of accounts receivable and inventory. The fixed term loan was secured by the company's buildings and equipment and required both monthly principal payments of $43,000 and a balloon payment of $2 million at the time of expiration.

     The credit agreement specified that the company may not pay cash dividends and contained a material adverse change clause, which, under certain circumstances, could accelerate the payment of the debt. Because of this clause the company classified the debt as short-term for financial reporting purposes. The company does not believe a material adverse change is likely. At December 31, 1997, the company had approximately $8.4 million of unused credit line.

     On February 3, 1998, the company entered into a new $35 million secured credit agreement with two financial institutions for a three-year revolving credit facility, replacing the existing $30 million credit agreement. Loans outstanding under the new agreement bear interest, at the company's option, at the prime rate or, under a LIBOR option, at LIBOR plus 2 percent. Additionally, the new agreement provides for higher advance rates on eligible inventory and receivables and eliminates the 2 percent per annum charge that the company was obligated to pay on its average outstanding balance of letters of credit under the previously existing agreement.

     Cash flows provided by operating activities were $540,000 for the year ended December 31, 1997. Receivables increased compared to the prior year because of higher sales volume. Inventories increased mainly because of higher CB and radar detector inventories as well as investment in inventories for the new power inverter line and for the growing Safety Alert transmitter business. CB inventory increased in anticipation of continued strong demand for SoundTracker models in the first quarter of 1998. Radar detector inventories increased because of lower than anticipated year end domestic sales. Accrued liabilities increased due to: higher product warranty costs as a result of the higher sales volume in 1997 compared to 1996; and increased accrued salaries and commissions due to higher bonus and deferred compensation accruals.

     Cash flows provided by operating activities were $8.2 million for the year ended December 31, 1996. Receivables decreased compared to the prior year because the 1995 balance included amounts from several large customers which were due prior to year end but were received shortly thereafter. Inventories decreased because soft demand at retail during the fourth quarter of 1995 resulted in lower than anticipated sales and higher than expected inventory levels at the end of 1995. Other assets decreased due to a charge to reduce advertising credits to their net realizable value. Accounts payable declined because of reduced purchases of product on open account from a domestic supplier and lower unpaid letters of credit due to timing of payments.

     Cash flows used in operating activities were $4.8 million for the year ended December 31, 1995; losses from operations of $1.1 million together with an increase in working capital requirements provided for the cash outflow. The increase in receivables is due mainly to higher fourth quarter sales compared to the prior year as well as payments from several large customers which were due prior to year end but were received shortly thereafter. Inventories increased mainly as a result of lower than anticipated sales during the year-end holiday selling season because of soft demand at the retail level. Accounts payable increased because of additional purchases of product on open account from a domestic supplier. The majority of the company's purchases are from foreign suppliers and are financed with letters of credit, which require payment at the time of shipment.

     Investing activities provided cash of $683,000 in 1997 and required cash of $703,000 and $1.9 million in 1996 and 1995, respectively. Most of the cash outflows during these years related to the purchase of tooling and equipment. In 1997 the company sold a building that the company did not need for operations and was leasing to an outside party for approximately $2 million. In 1996 due to consolidation of the warehousing activities, the company sold a building for approximately $1 million.

     Cash flows provided by and used for financing activities for the three years ending December 31, 1997, primarily reflect changes in the company's borrowing requirements under its line-of-credit agreement.

     At December 31, 1997, the company had no material commitments, other than approximately $21.1 million in outstanding purchase orders for products compared with $23.8 million at the end of the prior year.

     The company believes that cash generated from operations and from borrowings under its credit agreement will be sufficient in 1998 to fund its working capital needs. In addition, the majority of any taxable income in 1998 will be offset by net operating loss carryforwards that totaled $30.4 million at December 31, 1997.

YEAR 2000

     The company initiated the process of preparing its computer systems and applications for the Year 2000 in 1997. This process involves modifying or replacing certain hardware and software maintained by the company. Management expects to have substantially all of the system and application changes completed by the end of 1998 and believes its level of preparedness is appropriate.

     The total cost to the company of these Year 2000 Compliance activities has not been and is not anticipated to be material to its financial position or results of operations in any given year. The costs and the date on which the company plans to complete the Year 2000 modification are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ from those plans.

                         COBRA ELECTRONICS CORPORATION
                            QUARTERLY FINANCIAL DATA
              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS; UNAUDITED)

                                      MARCH 31              JUNE 30             SEPTEMBER 30          DECEMBER 31
                                 ------------------    ------------------    ------------------    ------------------
        QUARTER ENDED             1997       1996       1997       1996       1997       1996       1997       1996
        -------------             ----       ----       ----       ----       ----       ----       ----       ----
Net sales....................    $17,915    $19,272    $29,472    $21,395    $31,353    $25,388    $25,358    $24,269
Cost of sales................     14,403     16,139     23,776     17,260     24,585     20,657     19,783     19,898
Gross profit.................      3,512      3,133      5,696      4,135      6,768      4,731      5,575      4,371
Selling, general and
  administrative expense.....      3,134      3,417      4,147      3,622      5,022      3,873      4,352      3,462
Operating income (loss)......        378       (284)     1,549        513      1,746        858      1,223        909
Gain on sale of building.....         --         --         --         --      1,132         --         --         --
Net income (loss)............         93       (583)     1,249        284      2,625        410        725        490
Net income (loss) per
  share(a):
  Basic......................       0.01      (0.09)      0.20       0.05       0.43       0.07       0.12       0.08
  Diluted....................       0.01      (0.09)      0.20       0.05       0.39       0.07       0.11       0.08
Weighted average shares
  outstanding:
  Basic......................      6,242      6,230      6,242      6,230      6,170      6,230      6,173      6,231
  Diluted....................      6,332      6,230      6,308      6,263      6,652      6,272      6,643      6,306
Stock Price
  High.......................     3  5/8     4  1/8    3   3/8    3   1/8     8  7/8     3  1/8    10  7/8     3  7/8
  Low........................     2  1/2     2  1/4    2   1/2    1 15/16    2 13/16          2     5  1/4     2  1/8
  End of Quarter.............     2  7/8     2  1/2    2 5/32     2   7/8     7  3/8     2  3/4    6 5/16      3  3/8
Trading Volume...............        704      1,624        583        725      9,402        344      4,966      1,265

------------
(a) The total quarterly income per share may not equal the annual amount because net income per share is calculated independently for each quarter.

                         COBRA ELECTRONICS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   YEARS ENDED DECEMBER 31,
                                                                ------------------------------
                                                                  1997       1996       1995
                                                                  ----       ----       ----
Net sales...................................................    $104,098    $90,324    $90,442
Cost of sales...............................................      82,547     73,954     73,865
                                                                --------    -------    -------
Gross profit................................................      21,551     16,370     16,577
Selling, general and administrative expense.................      16,655     14,374     16,097
                                                                --------    -------    -------
     Operating income.......................................       4,896      1,996        480
Other income (expense):
  Interest expense..........................................      (1,276)    (1,670)    (1,752)
  Gain on sale of building..................................       1,132         --         --
  Other income (expense), net...............................         (60)       275        127
                                                                --------    -------    -------
Income (loss) before income taxes...........................       4,692        601     (1,145)
Income taxes................................................          --         --         --
                                                                --------    -------    -------
Net income (loss)...........................................    $  4,692    $   601    $(1,145)
                                                                ========    =======    =======
Net income (loss) per common share:
  Basic.....................................................    $    .76    $   .10    $ (0.18)
                                                                ========    =======    =======
  Diluted...................................................    $    .73    $   .10    $ (0.18)
                                                                ========    =======    =======
Weighted average shares outstanding:
  Basic.....................................................       6,207      6,231      6,227
  Diluted...................................................       6,459      6,285      6,227

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                            THREE YEARS ENDED DECEMBER 31, 1997
                                                 ---------------------------------------------------------
                                                                                                  NOTE
                                                 COMMON    PAID-IN    RETAINED    TREASURY     RECEIVABLE
                                                 STOCK     CAPITAL    EARNINGS     STOCK      FROM OFFICER
                                                 ------    -------    --------    --------    ------------
Balance -- January 1, 1995.....................  $2,345    $22,118    $ 2,124     $ 5,545       $ 1,613
  Net loss.....................................     --          --     (1,145)         --            --
  Note receivable interest.....................     --          --         --          --           110
                                                 ------    -------    -------     -------       -------
Balance -- December 31, 1995...................  2,345      22,118        979       5,545         1,723
  Net income...................................     --          --        601          --            --
  Note receivable interest.....................     --          --         --          --           101
  Transactions related to exercise of options,
     net.......................................     --         (56)        --         (95)           --
                                                 ------    -------    -------     -------       -------
Balance -- December 31, 1996...................  2,345      22,062      1,580       5,450         1,824
  Net income...................................     --          --      4,692          --            --
  Note receivable interest.....................     --          --         --          --            81
  Exchange of note receivable for common stock
     (Note 9)..................................     --          --         --       1,905        (1,905)
  Transactions related to exercise of options,
     net.......................................     --      (1,381)        --      (1,730)           --
                                                 ------    -------    -------     -------       -------
Balance -- December 31, 1997...................  $2,345    $20,681    $ 6,272     $ 5,625       $    --
                                                 ======    =======    =======     =======       =======

See notes to consolidated financial statements.

                         COBRA ELECTRONICS CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                  AT DECEMBER 31
                                                              -----------------------
                                                                1997           1996
                                                                ----           ----
ASSETS
Current assets:
  Cash......................................................  $  1,815       $  2,606
  Receivables, less allowance for doubtful accounts of $958
     in 1997 and $792 in 1996...............................    15,685         12,314
  Inventories, primarily finished goods.....................    19,830         15,418
  Other current assets......................................     1,337            733
                                                              --------       --------
Total current assets........................................    38,667         31,071
                                                              --------       --------
Property, plant and equipment, at cost:
  Land......................................................       330            482
  Buildings and improvements................................     3,553          5,804
  Tooling and equipment.....................................    11,264         10,091
                                                              --------       --------
                                                                15,147         16,377
  Accumulated depreciation and amortization.................   (10,436)       (10,244)
                                                              --------       --------
  Net property, plant and equipment.........................     4,711          6,133
                                                              --------       --------
Other assets................................................     4,901          5,392
                                                              --------       --------
Total assets................................................  $ 48,279       $ 42,596
                                                              ========       ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  3,637       $  3,335
  Accrued salaries and commissions..........................     1,307            340
  Accrued advertising and sales promotion costs.............     1,093            654
  Accrued product warranty costs............................     4,173          2,838
  Other accrued liabilities.................................     1,170          1,446
  Short-term debt...........................................    10,995         13,277
                                                              --------       --------
Total current liabilities...................................    22,375         21,890
                                                              --------       --------
Long-term liability:
  Deferred compensation.....................................     2,231          1,993
                                                              --------       --------
Total liabilities...........................................    24,606         23,883
                                                              --------       --------
Shareholders' equity:
  Preferred stock, $1 par value, shares
     authorized -- 1,000,000; none issued...................        --             --
  Common stock, $.33 1/3 par value, 12,000,000 shares
     authorized, 7,039,100 issued and 6,217,791 outstanding
     for 1997 and 6,241,648 outstanding for 1996............     2,345          2,345
  Paid-in capital...........................................    20,681         22,062
  Retained earnings.........................................     6,272          1,580
                                                              --------       --------
                                                                29,298         25,987
                                                              --------       --------
  Treasury stock, at cost (821,309 shares for 1997 and
     797,452 shares for 1996)...............................    (5,625)        (5,450)
  Note receivable from officer's exercise of stock
     options................................................        --         (1,824)
                                                              --------       --------
Total shareholders' equity..................................    23,673         18,713
                                                              --------       --------
Total liabilities and shareholders' equity..................  $ 48,279       $ 42,596
                                                              ========       ========

See notes to consolidated financial statements.

                         COBRA ELECTRONICS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                   YEARS ENDED DECEMBER 31
                                                              ---------------------------------
                                                               1997         1996         1995
                                                               ----         ----         ----
Cash flows from operating activities:
  Net income (loss).........................................  $ 4,692      $   601      $(1,145)
  Adjustments to reconcile net income (loss) to net cash
     flows from operating activities:
     Depreciation and amortization..........................    3,198        3,080        1,826
     Gain on sale of fixed assets...........................   (1,132)        (123)          --
     Changes in assets and liabilities:
       Receivables..........................................   (3,371)       3,447       (4,948)
       Inventories..........................................   (4,412)       2,287       (2,611)
       Other current assets.................................     (686)         138          466
       Other assets.........................................     (754)         666       (1,429)
       Accounts payable.....................................      302       (2,735)       2,648
       Accrued liabilities -- current.......................    2,465          571          277
       Deferred compensation................................      238          231          162
                                                              -------      -------      -------
Net cash flows from operating activities....................      540        8,163       (4,754)
                                                              -------      -------      -------
Cash flows from investing activities:
  Proceeds from sale of fixed assets........................    1,999        1,086           --
  Capital expenditures......................................   (1,316)      (1,789)      (1,678)
  Net cash used for discontinued operation..................       --           --         (263)
                                                              -------      -------      -------
Net cash flows from investing activities....................      683         (703)      (1,941)
                                                              -------      -------      -------
Cash flows from financing activities:
  Net borrowings (repayments) under the line-of-credit
     agreement..............................................   (2,282)      (6,091)       7,907
  Transactions related to exercise of stock options, net....      268          (62)        (110)
                                                              -------      -------      -------
Net cash flows from financing activities....................   (2,014)      (6,153)       7,797
                                                              -------      -------      -------
Net increase (decrease) in cash.............................     (791)       1,307        1,102
Cash at beginning of year...................................    2,606        1,299          197
                                                              -------      -------      -------
Cash at end of year.........................................  $ 1,815      $ 2,606      $ 1,299
                                                              =======      =======      =======
Supplemental disclosure of cash flow information
  Cash paid during the year for:
     Interest...............................................  $ 1,274      $ 1,716      $ 1,654
     Taxes..................................................      338           83           --

See notes to consolidated financial statements.

                         COBRA ELECTRONICS CORPORATION

                          FIVE YEAR FINANCIAL SUMMARY
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     YEARS ENDED DECEMBER 31,
                                         ------------------------------------------------
                                           1997      1996      1995      1994      1993
                                           ----      ----      ----      ----      ----
Operating Data:
  Net sales............................  $104,098   $90,324   $90,442   $82,131   $98,844
  Gross profit.........................    21,551    16,370    16,577    14,466    13,903
  Selling, general and administrative
     expense...........................    16,655    14,374    16,097    14,602    15,741
  Operating income (loss)..............     4,896     1,996       480      (136)   (2,914)
  Gain on sale of building.............     1,132        --        --        --        --
  Net Income (loss)....................     4,692       601    (1,145)   (1,515)   (4,392)
Net income (loss) per share:
  Basic earnings (loss)................       .76       .10     (0.18)    (0.24)    (0.70)
  Diluted earnings (loss)..............       .73       .10     (0.18)    (0.24)    (0.70)
  Dividends per share..................      None      None      None      None      None
As of December 31:
  Total assets.........................    48,279    42,596    50,081    40,342    46,389
  Short-term debt......................    10,995    13,277    19,368    11,461    13,689
  Shareholders' equity.................    23,673    18,713    18,174    19,429    20,960
  Book value per share.................      3.81      3.29      3.20      3.38      3.62
  Shares outstanding...................     6,218     6,242     6,227     6,227     6,227

                         COBRA ELECTRONICS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

     The company designs and markets consumer electronics products, a majority of which are purchased from overseas suppliers, primarily in China, Malaysia, Thailand, Korea, and Japan. The consumer electronics market is characterized by rapidly changing technology and certain products may have limited life cycles. Management believes that it maintains strong relationships with its current suppliers and, if necessary, other suppliers could be found. Production delays or a change in suppliers, however, could cause a delay in obtaining inventories and a possible loss of sales, which could adversely affect operating results.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the company and its subsidiaries.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVENTORIES

     Inventories are recorded at the lower of cost, on a first-in, first-out basis, or market.

DEPRECIATION

     Depreciation of buildings, improvements, tooling and equipment is computed using the straight-line method and the following estimated useful lives:

                       CLASSIFICATION                              LIFE
                       --------------                              ----
Buildings...................................................      30 years
Building improvements.......................................      20 years
Motor vehicles..............................................     3-5 years
Equipment...................................................    5-10 years
Tools, dies and molds.......................................       2 years

LONG-LIVED ASSETS

     Long-lived assets are reviewed for possible impairment whenever events indicate that the carrying amount of such assets may not be recoverable. If such a review indicates an impairment, the carrying amount of such assets is reduced to estimated recoverable value.

RESEARCH, ENGINEERING AND PRODUCT DEVELOPMENT EXPENDITURES

     Research, engineering and product development expenditures are expensed as incurred and amounted to $.8 million in 1997 and 1996 and $1.1 million in 1995.

INCOME TAXES

     The company provides for income taxes under the asset and liability method of accounting for deferred income taxes. Deferred tax assets and liabilities are recorded based on the expected tax effects of future

                         COBRA ELECTRONICS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

taxable income or deductions resulting from differences in the financial statement and tax bases of assets and liabilities. A valuation allowance is recorded when necessary to reduce net deferred tax assets to the amount considered more likely than not to be realized.

REVENUE RECOGNITION

     Revenue from the sale of goods is recognized at the time of shipment. Obligations for sales returns and allowances and product warranties are recognized at the time of sale on an accrual basis.

NEW ACCOUNTING PRONOUNCEMENTS

     In 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" and, in 1998 they issued SFAS No. 132, " Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components. SFAS No. 131 establishes standards for reporting information about operating segments and related disclosures about products and services, geographic areas and major customers. SFAS No. 132 revises current disclosure requirements for employers' pensions and other retiree benefits. These standards are effective for years beginning after December 15, 1997. These standards expand or modify current disclosures and accordingly, are not expected to have a significant impact on the company's reported financial position, results of operations and cash flows.

     In 1997, the company adopted Statement of Financial Standard No. 128, "Earnings Per Share". This statement establishes standards for computing and presenting earnings per share ("EPS") and applies to all entities with publicly held common stock or potential common stock and requires restatement of earnings per share for all periods reported. This statement replaces the presentation of primary EPS and fully diluted EPS with a presentation of basic EPS and diluted EPS, respectively. Basic EPS excludes dilution and is computed by dividing earnings available to common stockholders by the weighted-average number of common shares outstanding for the period. Similar to fully diluted EPS, diluted EPS reflects the potential dilution of securities that could share in the earnings.

RECLASSIFICATION

     Certain amounts for prior years have been reclassified to conform with 1997 financial statement presentations.

                         COBRA ELECTRONICS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. TAXES ON INCOME

     Deferred tax assets (liabilities) by component at December 31, 1997 and 1996 were:

                                                                1997           1996
                                                                ----           ----
                                                                  (IN THOUSANDS)
Net operating loss carryforwards............................  $ 12,006       $ 15,768
Investment tax credit carryforwards.........................     1,938          1,938
Alternative minimum tax credit carryforwards................     1,298          1,097
Tax lease income............................................    (7,354)        (7,785)
Receivable reserves.........................................       202            128
Warranty reserves...........................................     1,444          1,100
Inventory reserves..........................................       901            590
Accrued promotion expenses..................................     1,824          1,036
Sales related reserves......................................       634            575
Compensation reserves.......................................     1,153            793
Other, net..................................................       116            558
                                                              --------       --------
Net deferred tax assets.....................................    14,162         15,798
Valuation allowance.........................................   (13,756)       (15,596)
                                                              --------       --------
Net deferred tax assets.....................................  $    406       $    202
                                                              ========       ========

Net deferred tax assets are classified with other noncurrent assets in the consolidated balance sheets.

     The tax lease income resulted from the purchase of several 1983 tax lease agreements to acquire tax benefits under the provisions of the Economic Recovery Tax Act of 1981. The total cash price paid by the company was $12.4 million. The economic value of these leases was not impaired by the Tax Reform Act of 1986. The company realized temporary tax savings from accelerated depreciation and permanent tax savings from credits associated with the leases, subject to statutory limitations. These savings offset current taxes payable which would otherwise have been due on income from normal operations. In 1996 approximately $6,917,000 of net operating loss carryforwards were scheduled to expire. Effective December 31, 1996, the company terminated one of its tax lease agreements which resulted in the recognition of approximately $5.8 million in taxable income.

     Prior to 1996, the company had a history of net losses resulting in a significant net deferred tax asset and valuation allowance. Under SFAS No. 109, a history of operating losses in recent years generally requires recognition of such an allowance. Accordingly, the company recorded a valuation allowance for substantially all of the net deferred tax asset as of December 31, 1997. If the company continues its growth in net income, SFAS No. 109 will require management to assess the need for a valuation allowance. If it is determined that the valuation allowance is not needed, it will be credited to income. In 1997, the valuation allowance for net deferred tax assets was reduced by approximately $1,840,000 to recognize the utilization of net operating loss carryforwards and net changes in temporary differences.

     At December 31, 1997, the company has net operating loss carryforwards("NOL") available to offset future taxable income, and both investment tax credit ("ITC") and alternative minimum tax credit carryforwards to offset future income tax payments. The alternative minimum tax credit carryforwards, amounting to $1,298,000, do not expire.

     In 1997, the company utilized approximately $9.6 million of net operating loss carryforwards to offset taxable income. The company's taxable income for 1997 exceeded its book income mainly because of charges to reserves which are not expensed for tax purposes until actually incurred in future periods.

                         COBRA ELECTRONICS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The net operating loss and investment tax credit carryforwards expire as follows (in thousands):

                     YEAR OF EXPIRATION                         NOL          ITC
                     ------------------                         ---          ---
     1998...................................................  $    --       $1,804
     1999...................................................       --          112
     2000...................................................       --           22
     2002...................................................       --           --
     2006...................................................    5,509           --
     2007...................................................   11,575           --
     2008...................................................    9,920           --
     2009...................................................    3,355           --
                                                              -------       ------
     Total..................................................  $30,359       $1,938
                                                              =======       ======

The statutory Federal income tax rates are reconciled to the effective income tax rates as follows:

                        DESCRIPTION                           1997          1996          1995
                        -----------                           ----          ----          ----
Statutory Federal income tax rate...........................   34.0%         34.0%         34.0%
State taxes, net of Federal income tax benefits.............    4.7           4.7           4.7
Utilization of net operating loss carryforwards.............  (38.7)        (38.7)        (38.7)
                                                              -----         -----         -----
Effective tax rate..........................................     --%           --%           --%
                                                              =====         =====         =====

3. FINANCING ARRANGEMENTS

     The company had a $30 million secured credit facility that included a fixed term loan. In October, 1996 the agreement for this credit facility was extended to March 31, 1998.

     Borrowings and letters of credit issued under this agreement were collateralized by the company's assets, and usage of the non-term loan portion was limited to certain percentages of accounts receivable and inventory. The fixed term loan was secured by the company's buildings and equipment and required both monthly principal payments of $43,000 and a balloon payment of $2 million at the time of expiration. Interest was payable monthly at prime (8.50% at December 31, 1997) plus one and one-half percent.

     The credit agreement specified that the company may not pay cash dividends and contained a material adverse change clause, which, under certain circumstances, could accelerate the payment of the debt. Because of this clause, the company classified the debt as short-term for financial reporting purposes. Management does not believe a material adverse change is likely and does not believe that repayment of the debt will be accelerated. Maximum borrowings outstanding at any month-end were $15.7 million and $19.8 million in 1997 and 1996, respectively. Aggregate average borrowings outstanding were $12 million during 1997 and $17 million during 1996 with weighted average interest rates thereon of 10.3% and 9.5% during 1997 and 1996, respectively.

     The maximum value of letters of credit outstanding at any month end were $11.0 million and $8.4 million in 1997 and 1996, respectively. At December 31, 1997, the company had approximately $8.4 million of unused credit line.

     During 1997, 1996 and 1995, the company made interest payments of $1.3 million, $1.7 million and $1.7 million, respectively.

     On February 3, 1998, the company entered into a new $35 million secured credit agreement with two financial institutions for a three-year revolving credit facility, replacing the existing $30 million credit agreement with another lender. Loans outstanding under the new agreement bear interest, at the company's

                         COBRA ELECTRONICS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

option, at the prime rate or, under a LIBOR option, at LIBOR plus 2 percent. Additionally, the new agreement provides for higher advance rates on eligible inventory and receivables and eliminates the 2 percent per annum charge that the company was obligated to pay on its average outstanding balance of letters of credit under the previously existing agreement.

4. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The company's financial instruments include cash, accounts receivable, accounts payable, short term debt and letters of credit. The fair values of cash, accounts receivable and accounts payable approximate fair value because of the short maturity of these instruments. The carrying amounts of the Company's bank borrowings under its credit facility approximate fair value because the interest rates are reset periodically to reflect current market rates. The letters of credit reflect fair value as a condition of their underlying purpose and are subject to fees competitively determined in the marketplace. The contract value/fair value of the letters of credit at December 31, 1997 and 1996 was $8.0 million and $5.6 million, respectively. These letters of credit are only executed with major financial institutions, and full performance is anticipated.

5. LEASE TRANSACTIONS

     The company leases facilities and equipment under noncancellable leases with remaining terms of one year or more. The terms of these agreements provide that the company pay certain operating expenses. Some of these lease agreements also provide the company with the option to purchase the related assets at the end of the respective initial lease terms.

Rental amounts committed in future years are summarized at December 31, 1997 as follows:

                                               OPERATING       CAPITAL
                                                LEASES         LEASES        TOTAL
                                               ---------       -------       -----
                                                         (IN THOUSANDS)
1998.........................................     $ 7           $111         $118
1999.........................................       7             72           79
2000.........................................       7             59           66
2001.........................................       1             --            1
2002.........................................       0             --            0
                                                  ---           ----         ----
Total........................................     $22           $242         $264
                                                  ===           ====         ====

     Total rental expense amounted to $6,000 in 1997, $16,000 in 1996 and $225,000 in 1995. Future capital lease rental payments include executory costs of $82,000, interest expense of $9,000 and principal payments of $151,000.

6. SHAREHOLDERS' EQUITY

     Preferred Stock -- Preferred stock is issuable from time to time in one or more series, which series may have such voting powers, and such designations, preferences, and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors. No preferred stock has been issued.

     Earnings per share -- Weighted average common shares outstanding used in the basic earnings per share calculation were 6,206,812 in 1997 and 6,231,075 in 1996 and 6,226,648 in 1995. Diluted earnings per share are calculated using the treasury stock method and giving effect to common share equivalents. Weighted average common shares outstanding used in the diluted earnings per share calculation includes the effect of stock options of 252,012 in 1997, 54,193 in 1996 and none in 1995.

                         COBRA ELECTRONICS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. STOCK OPTION PLANS

     The company has six Stock Option Plans -- 1997, 1995, 1988, 1987, 1986 and 1985 ("the Plans"). Under the terms of the Plans, the consideration received by the company upon exercise of the options may be paid in cash or by the surrender and delivery to the company of shares of its common stock, or by a combination thereof. The optionee is credited with the fair market value of any stock surrendered and delivered as of the exercise date.

     Options granted under the 1985 nonqualified plan may include provisions that are similar to stock appreciation rights in that they entitle the holder to additional compensation at the date of exercise or, if later, at the date when the exercise transaction becomes taxable. The anticipated cost is recognized over the vesting period of the options, which ranges from one to five years. Currently there are no options outstanding that include these provisions.

     The company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for the Plans. Accordingly, no compensation cost has been recognized. Had compensation cost been determined consistent with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", the company's net income (loss) and earnings (loss) per share would have been adjusted to the pro forma amounts indicated below (in thousands, except per share amounts):

                                               1997        1996        1995
                                               ----        ----        ----
                                                      (IN THOUSANDS,
                                                 EXCEPT PER SHARE AMOUNTS)
Net Income:
  As Reported...............................  $4,692       $601       $(1,145)
  Pro forma.................................   4,366        467        (1,178)
Earnings (loss) per share:
  Basic
     As Reported............................  $  .76       $.10       $  (.18)
     Pro forma..............................     .70        .07          (.19)
  Diluted
     As Reported............................  $  .73       $.10       $  (.18)
     Pro forma..............................     .68        .07          (.19)

A summary of certain provisions and amounts related to the Plans follows:

                                         1997      1995      1988      1987      1986      1985
                                         PLAN      PLAN      PLAN      PLAN      PLAN      PLAN
                                         ----      ----      ----      ----      ----      ----
Authorized, unissued shares available
  for grant...........................  300,000   300,000   500,000   150,000   225,000   525,000
Nonqualified options granted at not
  less than 80% of fair value at date
  of grant............................      -0-       -0-       -0-       -0-       -0-       -0-
Incentive stock options granted at
  100% of fair value at date of
  grant...............................      -0-       -0-       -0-       -0-       -0-       -0-
Shares exercisable at December 31,
  1997................................      -0-     4,875   322,250       -0-    42,500    18,750

     The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used: no dividends; expected volatility of 49 percent; risk-free interest rate of 5.4 percent; and expected lives of 5 years.

                         COBRA ELECTRONICS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     A summary of the status of the Plans as of December 31, 1997, 1996 and 1995, and changes during the years ended on those dates is presented below:

                                                   1997                1996                1995
                                             -----------------   -----------------   -----------------
                                                      WEIGHTED            WEIGHTED            WEIGHTED
                                                      AVERAGE             AVERAGE             AVERAGE
                                             SHARES   EXERCISE   SHARES   EXERCISE   SHARES   EXERCISE
               FIXED OPTIONS                 (000)     PRICE     (000)     PRICE     (000)     PRICE
               -------------                 ------   --------   ------   --------   ------   --------
Outstanding at beginning of year...........    935     $3.06       855     $3.06      1,039    $3.24
Granted....................................    374      4.46       114      2.88        178     2.44
Exercised..................................   (328)     2.63       (16)     2.56         --       --
Cancellations and Expirations..............    (67)     2.65       (18)     2.68       (362)    3.24
                                             -----               -----               ------
Outstanding at end of year.................    914                 935                  855
                                             =====               =====               ======
Options exercisable at year end............    388                 584                  476
Weighted-average fair value of options
  granted during the year..................  $2.20               $1.29               $  .97

     The following table summarizes information about stock options outstanding at December 31, 1997:

                                                       OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                                              --------------------------------------    -----------------------
                                                                          WEIGHTED
                                                             WEIGHTED      AVERAGE                     WEIGHTED
                                                NUMBER       AVERAGE      REMAINING       NUMBER       AVERAGE
                 RANGE OF                     OUTSTANDING    EXERCISE    CONTRACTUAL    EXERCISABLE    EXERCISE
             EXERCISE PRICES                     (000)        PRICE         LIFE           (000)        PRICE
             ---------------                  -----------    --------    -----------    -----------    --------
Less than $2..............................         39         $1.88          2.1              2         $1.90
$2.01 to $3.00............................        257          2.79          3.1             48          2.62
$3.01 to $4.00............................        443          3.71          1.7            338          3.84
$4.01 to $5.00............................         --            --           --             --            --
$5.01 to $6.00............................        150          5.63          4.6             --            --
$6.01 to $7.00............................         --            --           --             --            --
$7.01 to $8.00............................         --            --           --             --            --
$8.01 to $9.00............................         25          8.50          4.6             --            --
                                                  ---                        ---
                                                  914          3.82          2.7            388          3.68
                                                  ===                        ===

8. RETIREMENT BENEFITS

     The only qualified retirement plan for employees is the Cobra Electronics Corporation Profit Sharing and 401(k) Incentive Savings Plan (the "Plan"). The company may make a discretionary annual profit sharing contribution that is allocated among accounts of persons employed by the company for more than one year, prorated based on the compensation paid to such persons during the year. Profit sharing expense for 1997 and 1996 was $169,000 and $55,000, respectively. There were no profit sharing contributions in 1995.

     As of December 31, 1997 and 1996, deferred compensation of $2.2 million and $2.0 million, respectively, was recorded as a long-term liability. The current portion of the deferred compensation liability was included in accrued salaries and commissions, and amounted to $253,000 at December 31, 1997. There was no current portion at December 31, 1996. Deferred compensation obligations arise pursuant to outstanding key executive employment agreements, the majority of which relates to the former president and chief executive officer.

9. RELATED PARTY TRANSACTIONS

     In August 1997, the company exchanged its note receivable from the company's president and chief executive officer, of approximately $1.9 million, for 300,000 common shares owned by the executive. In 1990,

                         COBRA ELECTRONICS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

pursuant to an employment agreement, the executive exercised options on 375,000 common shares by executing a note with the company in the amount of $1.25 million. The face amount of the note plus accrued interest amounted to $1.9 million at the date of exchange.

10. COMMITMENTS

     At December 31, 1997 and 1996, the company had outstanding inventory purchase orders with suppliers totaling approximately $21.1 million and $23.8 million, respectively.

11. INDUSTRY SEGMENT INFORMATION

     The company operates in only one business segment -- consumer electronics. Excluding company-owned tooling at suppliers with a net book value of $906,000 at December 31, 1997, assets located outside the United States are not material. Foreign sales were $19.1 million, $10.1 million and $12.2 million in 1997, 1996 and 1995, respectively. For 1996, sales to one customer totaled 10.7% of consolidated net sales. There were no sales in excess of 10% of consolidated net sales to a single customer or a group of entities under common control in 1997 and 1995. The company does not believe that the loss of any one customer would have a material adverse effect on its business.

12. ADVERTISING BARTER CREDITS

     During 1992, the company received $3.8 million of advertising credits in exchange for certain discontinued products. These credits can be used to reduce the cash cost of a variety of media services (by 30 to 50 percent) prior to their expiration in December 1998. The company is exploring opportunities to exchange a portion of the credits for various goods and services used by the company as well as the outright sale of the credits to third parties. During 1997, 1996, and 1995, the company utilized credits of approximately $10,000, $20,000, and $329,000, respectively. In 1997, 1996 and 1995 the company recorded charges of $1.1 million, $1.2 million and $.1 million, respectively to reduce the credits to their estimated net realizable value. The net carrying value of the credits at December 31, 1997 and 1996 was $0 and $1.2 million, respectively.

13. OTHER ASSETS

     In addition to the advertising barter credits, other assets at December 31, 1997 and 1996 included the cash value on officer life insurance policies of $3.9 million and $3.4 million, respectively. The cash value of officer life insurance policies is pledged as collateral for the company's secured lending agreement and is maintained to fund deferred compensation obligations (see Notes 3 and 8).

14. CONTINGENCIES

     The company is subject to various unresolved legal actions which arise in the normal course of its business, the most prevalent of which relates to federal excise tax. During 1996, the company received notice from the Internal Revenue Service (IRS) asserting deficiencies in federal excise taxes for filing periods October 1, 1993 through December 31, 1995. The excise tax relates to the use of ozone-depleting chemicals ("ODCs"). The company has protested the deficiencies and has filed an environmental excise tax protest. Management believes that they have substantial defenses and intends to defend these actions vigorously. Although it is not possible to predict with certainty the outcome of this tax dispute, management believes the ultimate outcome of this dispute will not result in a material impact on the company's consolidated results of operations or financial position. Also in 1996, the company recognized $373,000 of income related to a lawsuit against a former distributor for violation of a licensing agreement.

                         COBRA ELECTRONICS CORPORATION

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Cobra Electronics Corporation Chicago, Illinois

We have audited the accompanying consolidated balance sheets of Cobra Electronics Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997.

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Cobra Electronics Corporation and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Chicago, Illinois
February 27, 1998

                PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED



A /x/ PLEASE MARK YOU VOTES AS IN THIS EXAMPLE.


                                WITHHOLD AUTHORITY
                  FOR               TO VOTE
                  VOTE                FOR                                                         FOR       AGAINST     ABSTAIN
1. ELECTION       /  /                /  /              2. APPROVAL OF 1998 STOCK OPTION PLAN     /  /       /  /        /  /
   OF
   DIRECTORS.                                           3.  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

NOMINEES:  WILLIAM P. CARMICHAEL
           CARL KORN

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR        This proxy, when properly executed below, will be voted in the manner
EITHER PERSON, STRIKE A LINE THROUGH THE NOMINEE'S      directed therein by the undersigned share holder.  If no direction is made, this proxy will be voted FOR this election of the nominees
NAME.)                                                  listed in Item (1) and FOR approval of the 1998 Stock Option Plan as listed in Item (2).

                                                        The Directors recommend a vote FOR the election of the Boards's nominees to the Board of Directors and FOR approval of the 1998 Stock Option Plan.

                                                        PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE
                                                        ENCLOSED ENVELOPE.


                                                                   SIGNATURE
SIGNATURE                                       DATE               (IF HELD JOINTLY)                     DATE
         -------------------------------------      --------------                   --------------------    ------------------.
Note: Please sign exactly as name appears above.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or as guardian, please give full title.  Please sign in full corporate name by
President or other authorized person.  If a partnership, please sign in the partnership name by an authorized person.


--------------------------------------------------------------------------------

                                     PROXY

                         COBRA ELECTRONIC CORPORATION

                     6500 WEST CORTLAND, CHICAGO, IL 60707
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


        The undersigned hereby appoints Harold D. Schwartz and Gerald M. Laures as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of Cobra Electronics Corporation held of record by the undersigned on April 3, 1998 at the Annual Meeting of Shareholders to be held on May 12, 1998, or any adjournments thereof.



                        (TO BE SIGNED ON REVERSE SIDE)